SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of report (Date of earliest event reported): August 20, 2001
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                             UNICO, INCORPORATED
                             -------------------
            (Exact name of registrant as specified in its charter)


      Arizona                     000-30239                  86-0205130
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  (State of                      (Commission              (I.R.S. Employer
  Incorporation)                 File Number)             Identification No.)


        6475 Grandview Avenue, P.O. Box 777, Magalia, California 95954
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                   (Address of principal executive offices)


                                (530) 873-4394
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             (Registrant's telephone number, including area code)


         ------------------------------------------------------------
        (Former name or former address, if changed since last report)


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Item 5.   Other Events.

On August 20, 2001, Unico, Incorporated ("Unico") entered into a Mining Lease and Option to Purchase ("Mining Lease") with Kaibab Industries, Inc., an Arizona corporation. Under the Mining Lease, Kaibab has leased to Unico certain mining claims located in the Henry Mountain Mining District in Garfield County, Utah containing approximately 400 acres. The Mining Lease also provides for the leasing of certain mining equipment from Kaibab Industries, Inc. to Unico. The Mining Lease runs for a term of three years, and grants to Unico the option to purchase all of the property being leased for $1,000,000. The option is exercisable during the three term of the Mining Lease.

As consideration for the Mining Lease, Unico has agreed to pay to Kaibab Industries, Inc. a 5% net smelter return upon all ore taken from the property during the term of the Mining Lease. The Mining Lease requires Unico to meet certain minimum monthly production requirements equal to the lesser of the following: (a) the mining and removal of a minimum of 1,000 tons of ore per month from the leased premises; or (b) the refining of a minimum of 1,000 ounces of gold per month mined from the leased premises. The monthly minimum production requirements apply only from June 10 through November 20 of each year during the term of the Mining Lease. Minimum production requirements for partial months are to be pro rated. In the event that Unico is unable to meet the minimum production requirements, then Kaibab Industries, Inc. may terminate the Lease Agreement and require Unico to purchase certain equipment and personal property leased by Kaibab Industries, Inc. to Unico for an agreed upon value of approximately $125,430.

Unico has recently commenced mining efforts on the property and Unico is now removing ore from the property.

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

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   UNICO, INCORPORATED
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                                   (Registrant)


Date: August 30, 2001           By: /s/ Ray C. Brown
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                                   Ray C. Brown
                                   Chief Executive Officer and
                                   Principal Financial and Accounting Officer




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